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                                                                Exhibit 23(c)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-15247 of Checkfree Corporation on Form S-4 of our reports dated August 22, 1996, except for Note 17 as to which the date is September 15, 1996, appearing in the Transition Report on Form 10-K/A No. 1 of Checkfree Corporation for the six months ended June 30, 1996, and to the reference to us under the headings "Selected Historical Consolidated Financial Data of Checkfree" and "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Columbus, Ohio
December 9, 1996